Exhibit 10.17

CERo Therapeutics Holdings, Inc.

March 28, 2024

Daniel Corey

Re:	Offer of Employment

Dear Daniel:

The Board of Directors (the “Board”) of CERo Therapeutics Holdings, Inc. (the “Company”) and its lead investors are excited about the prospect of your continued employment with a world-class team that we are building. This letter agreement (“Agreement”) sets forth the terms and conditions of your employment as of the closing of the Company’s business combination pursuant to that certain Business Combination Agreement, dated as of June 4, 2023, by and among the Company (then known as Phoenix Biotech Acquisition Corp.), CERo Therapeutics, Inc. (“CERo”), PBCE Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, pursuant to which CERo became a wholly-owned subsidiary of the Company and the Company was renamed CERo Therapeutics Holdings, Inc., as amended by Amendment No. 1 thereto, dated as of March 28, 2024 (the “Effective Date”).

1. Position. Your title will be Chief Technology Officer and Founder of the Company, and you will undertake those responsibilities and have those powers and authorities which are customarily associated with a Chief Technology Officer at a company in our industry and which is comparable in size to the Company. You will report to the Chief Executive Officer (“C.E.O.”), and shall, among other things, undertake and assume the responsibility of performing for and on behalf of the Company the duties set forth in Exhibit A to the Agreement and such duties as shall be assigned to you at any time by the C.E.O. You agree to devote your best efforts and all of your business time and attention to the business of the Company, except for vacation and holiday periods, periods of illness or other incapacities permitted by the Company’s general employment policies, and as otherwise authorized herein. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit or restrict you in any way from performing your duties for the Company.

2. Board of Directors. During your employment, you will be appointed to the Board and you agree to serve as a director of the Company. You agree that in the event your employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without Cause (as such term is defined herein), or you no longer serve as the Company’s Chief Technology Officer, your position as a member of the Board shall simultaneously be terminated automatically without any further action required by either you or the Company. You will not be provided with additional compensation relating to your role on the Board.

3. Compensation.

(a) Base Salary. Your initial gross annual base salary will be $350,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll practices and which may be modified from time to time. The Base Salary shall be subject to annual review by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

(b) Annual Discretionary Bonus. You will be eligible to earn an initial annual target bonus of up to fifty percent (50%) of your Base Salary in effect during the bonus year (the “Bonus”). Whether your Bonus is earned, and the amount of the Bonus (if any), will be determined by the Board or the Compensation Committee in its discretion based upon the Company’s annual target goals (as adopted by the Board or the Compensation Committee), as well as the Board’s consideration of the Company’s then-current financial condition. The Board or Compensation Committee, with your input, will determine applicable performance targets for each bonus year, which may include individual goals, corporate financial goals and business development goals. In order to be eligible to earn your Bonus, you must remain an employee of the Company through the end of the applicable work year and you will not earn any of your Bonus if your employment terminates before the end of the applicable work year. Payment of the Bonus will be made within the first quarter following the end of the applicable work year

(c) Stock Option Grants. Reasonably promptly following the later of your signing this Agreement or the Effective Date, the Board or the Compensation Committee will grant you an option to purchase 395,387 shares of the Company’s  common stock (“Common Stock”) (equal to 1.5% of the outstanding Common Stock on a fully-diluted basis) as of the Effective Date, which will be fully vested upon the date of grant. The foregoing Option will be issued pursuant and subject to the Company’s 2024 Equity Incentive Plan. The exercise price for each share of Common Stock subject to the foregoing Option will be equal to the fair market value per share of the Common Stock on the date of grant of such Options, as determined by the Board or the Compensation Committee in its sole discretion. In addition, the Company will grant to you an option to purchase up to an additional 461,284 shares of the Company’s Common Stock (equal to 1.75% on a fully-diluted basis) (the “Performance Option”) as of the Effective Date that will vest upon achievement of the milestone listed below (for a total grant of 3.25%):

Milestone – The acceptance by the Company of an Investigational New Drug application with the Food and Drug Administration for CER-1236 prior to the first anniversary of the Effective Date.

Any portion of the Performance Option relating to a Milestone not achieved within the time frame specified above shall be forfeited. The Performance Option will be issued pursuant and subject to the Company’s 2024 Stock Option and Incentive Plan. The exercise price for each share of Common Stock subject to the Performance Option will be equal to the fair market value per share of the Common Stock on the date of grant of such Options, as determined by the Board or the Compensation Committee in its sole discretion.

4. Employee Benefits. As an employee of the Company, you will be eligible to participate in all of the Company-sponsored benefits including health insurance coverage for you and your dependents that will be provided to the Company’s senior executives generally. The Company reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion; provided, however you will be entitled to those benefits provided to the Company’s senior executives generally. You are also entitled to four (4) weeks’ vacation per year.

5. Background Screen. This employment offer is contingent upon successful results from background screening of any and all of your applicable driving and criminal records and verification of your social security number, college degree(s), and recent employment.

6. Employee Proprietary Information and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Assignment Agreement (“PIIAA”).

7. Proof of Authorization to Work in the United States. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice, and without any liability or obligation, except as specifically set forth herein. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board.

9. Termination Without Cause. The Company may terminate your employment with the Company at any time without Cause (as hereinafter defined), upon written notice to you and likewise, you may terminate your employment with the Company at any time upon written notice to the Company. In the event your employment is terminated without Cause or you terminate for Good Reason (as hereinafter defined), and subject to the conditions set forth in Section 13 below, the Company shall pay you as severance (“Severance”): (i) an amount equivalent to the sum of four (4) months of your Base Salary, which length shall be increased by one month for each full year of employment from the date hereof up to a maximum of six (6) months, and (ii) subject to your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly COBRA premium until the earliest of (A) the 6-month anniversary of the date of termination; (B) the date you become eligible for group medical plan benefits under another employer’s group medical plan; or (C) the cessation of your health continuation rights under COBRA; provided, however, at its option, the Company shall instead make such payments directly to you in the form of payroll payments. Severance shall be subject to payroll withholding and deduction, and payable upon the Company’s regular payroll schedule commencing within 60 days of the date of your termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

10. Termination for Cause. The Company may terminate your employment with the Company at any time for Cause, determined in the Board’s discretion, upon written notice to you. In the event your employment is terminated for Cause or as a result of your death or Disability, you will not be entitled to Severance or any other such compensation or benefits, other than your Accrued Rights. “Accrued Rights” shall mean (i) payment of any unpaid portion of your then-current Base Salary through the date of termination; (ii) reimbursement of any approved business expenses yet to be reimbursed; (iii) any vested benefits to which you are entitled under the Company’s benefit plans, policies, and procedures then in effect, and (iv) any unused and accrued vacation. For all purposes under this Agreement, “Cause” shall mean: (i) your breach of this Agreement, the PIIAA, or any similar agreement with the Company, which breach is either incapable of cure, or remains uncured for a period ten (10) days after prior written notice; (ii) your willful and continued failure to perform the duties and responsibilities of your position, as set forth in Exhibit A; (iii) your engaging in any act of dishonesty, fraud or misrepresentation, or misappropriating material property belonging to the Company or its affiliates; (iv) an adjudication or finding that you violated federal or state law or regulation if such violation can reasonably be expected to have an adverse effect on your ability to perform your obligations under this Agreement or on the Company’s business or reputation; (vi) your being convicted of, or entering a plea of nolo contendere to, a felony or other crime involving moral turpitude, dishonesty, theft, fraud, or embezzlement; or (viii) misconduct that would reasonably be expected to cause substantial reputational harm or substantial injury to the Employer if you were to continue to be employed in the same position.

11. Termination for Disability. The Company may terminate your employment if you are disabled and unable to perform or expected to be unable to perform the essential functions of your position with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period (“Disability”). If any question shall arise as to whether during any period you are disabled so as to be unable to perform the essential functions of your then-existing position with or without reasonable accommodation, you may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company as to whether you are so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. You shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and you shall fail to submit such certification, the Company’s determination of such issue shall be binding on you. Nothing in this section shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

12. Change in Control. If the Company is: (a) subject to a Change in Control and (b) your employment is terminated by the Company or successor corporation, as the case may be, without Cause (as defined herein), or you terminate your employment for Good Reason, in either case, within ninety (90) days prior to the effective date of such Change in Control if the Company is in discussions with the potential acquirer, or within twelve (12) months after the effective date of the Change in Control, then you shall receive immediate acceleration of vesting of 100% of the then unvested options subject to time-based vesting. A “Change in Control” shall mean: (i) (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (an “Acquisition”); provided, that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted into capital stock, or any combination thereof, or any transaction effected exclusively to change the domicile of the Company, or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Company. “Good Reason” shall mean that you have followed the “Good Reason Process” following any of the following events: (i) a material diminution in responsibilities, (ii) relocating your principal place of business more than 50 miles from either the location of the Company’s executive offices or your primary residence, or (iii) any material reduction in your then-current Base Salary, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company. “Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of up to 30 days following such notice (the “Cure Period”), to remedy the condition; and (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

13. Conditions to the Receipt of Severance. The receipt of Severance pursuant to Section 9 will be subject to you: (i) remaining in compliance with this Agreement and the PIIAA; and (ii) signing and not revoking a separation agreement and release of claims in a form acceptable to the Company within 60 days following the date of termination (or such lesser period set forth in the separation agreement), as a condition of receipt of any Severance under this Agreement. No Severance will be paid or provided until the separation agreement and release agreement becomes effective.

14. Outside Activities and Nonsolicitation. You will devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may: (i) engage in clinical care of leukemia and lymphoma patients; and (ii) serve as a director on up to two boards of directors of companies which do not compete with the Company (“Outside Activities”. All Outside Activities will be disclosed to and approved by the Board (and such approval shall not be unreasonably withheld or delayed), do not interfere with the your performance of the your duties to the Company or create a conflict of interest with respect to the Company. You shall review your Outside Activieis with the Board on an annual basis and it is expected that any board appointment shall not require more than four (4) in-person meetings per year. While you are employed by the Company and for a period of one (1) year thereafter, you will not engage in, and will not assist any person or entity in, soliciting or recruiting away from the Company any employees or consultants of the Company.

15. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

16. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury, to the greatest extent allowed by law, and agree to arbitration before a neutral arbitrator of any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to your employment or relationship with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court.

The arbitration will be conducted in accordance with the JAMS Employment Arbitration Rules then in effect.  These rules may be easily found through a web-based search, or a copy may be requested at any time from Company. Claims shall be brought in arbitration on an individual basis only not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding.  The arbitration shall be venued in a mutually agreeable location, or if no such location can be agreed upon, within 45 miles of your residence within the U.S. at which you primarily performed services for the Company.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their costs and expenses, including, but not limited to, their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

Either party shall be permitted to seek injunctive relief in a court of proper jurisdiction  in order to protect its rights until such time as judgment is entered upon an arbitration award.  Any argument as to the enforceability of these arbitration terms or the scope of these arbitration terms are delegated to the arbitrator.

17. Governing Law. This Agreement will be deemed to be made and entered into in the State of California, and will in all respects be interpreted, enforced and governed under the laws of the State of California.

18. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity of any portion of this Agreement shall not affect the validity of the remainder of this Agreement.

19. Assignment; Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including any agreements incorporated herein) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any Severance solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

20. Survival. The Parties’ respective rights and obligations under this Agreement shall survive any termination of your employment to the extent necessary to preserve the intended rights and obligations.

21. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A or an exception thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any payment to you under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent any nonqualified deferred compensation subject to Section 409A payable to you could be paid in more than one taxable year depending upon you completing certain employment-related actions, then any such payments will commence or occur in the latest such taxable year to the extent required to avoid the adverse consequences of Section 409A. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A.

In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on you by Code Section 409A or pursuant to any other federal or state tax law or regulation. You are solely and exclusively responsible for payment of all taxes that may be due to federal and state tax authorities.

22. Entire Agreement. This Agreement, together with the agreements expressly incorporated herein, constitute the entire agreement between you and the Company and forms the complete, final, and exclusive embodiment of our agreement with regard to the subject matters covered. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company. It cannot be modified or amended except in a writing signed by you and the Chairman of the Board.

We hope that you will accept our offer to continue your employment with the Company.

Please indicate your acceptance of this offer by signing both copies of this Agreement and returning one original to me. The other original of the Agreement is for your files. Please also sign the two copies of the Proprietary Information and Inventions Assignment Agreement and return one with the Agreement. I await a positive response.

Very truly yours,

CERo Therapeutics Holdings, Inc.

By:	/s/ Brian G. Atwood
Name:	Brian G. Atwood
Title:	Chairman and Chief Executive Officer

I have read, and accept and
agree to, this letter agreement:

/s/ Daniel Corey
Daniel Corey

March 28, 2024

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